Exhibit 10.2

[Form for Directors]

ATLANTICUS HOLDINGS CORPORATION

RESTRICTED STOCK AGREEMENT

PLAN: Atlanticus Holdings Corporation Fourth Amended and Restated 2014 Equity Incentive Plan

SHARES OF RESTRICTED STOCK:                      Shares

DATE OF GRANT:

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”), made and entered into this          day of                  , 20    , by and between ATLANTICUS HOLDINGS CORPORATION, a Georgia corporation (“Atlanticus”), and                      (the “Grantee”);

W I T N E S S E T H:

WHEREAS, the Atlanticus Board of Directors has adopted, and the Atlanticus shareholders have approved, the Atlanticus Holdings Corporation Fourth Amended and Restated 2014 Equity Incentive Plan (the “Plan”); and

WHEREAS, the Plan authorizes the Compensation Committee (“Committee”) to cause Atlanticus to enter into a written agreement with the Grantee setting forth the form and the amount of any award and any conditions and restrictions of the award imposed by the Plan and this Agreement; and

WHEREAS, the Committee desires to make an award to the Grantee consisting of shares of Restricted Stock.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, Atlanticus and the Grantee hereby agree as follows:

1. General Definitions. Any capitalized terms herein shall have the meaning set forth in the Plan, and, in addition, for purposes of this Agreement, each of the following terms, when used herein, shall have the meaning set forth below:

(a) “Atlanticus” shall mean Atlanticus Holdings Corporation.

(b) “Common Stock” shall mean the common stock of Atlanticus, no par value per share.

(c) “Disability” shall have the meaning set forth in Section 22(e)(3) of the Code.

(d) “Restricted Shares” shall mean the number of shares of Common Stock set forth on page 1 of this Agreement.

(e) “Vesting Date” shall mean the date that all conditions and restrictions imposed upon the Restricted Shares granted in accordance with this Agreement, including vesting pursuant to Section 3, are completely satisfied.

2. Grant of Shares. Upon the terms and subject to the conditions and limitations hereinafter set forth, the Grantee has been awarded the Restricted Shares. Until the Vesting Date, the Restricted Shares shall be non-transferable and subject to risk of forfeiture, except as provided in the Plan. Subject to Section 4, after the Vesting Date the Restricted Shares shall be reissued to the Grantee as unlegended shares of Common Stock. Until the Vesting Date the Restricted Shares shall be held by Atlanticus on behalf of the Grantee. Any Restricted Shares that do not or cannot vest pursuant to Section 3 shall be forfeited to Atlanticus.

3. Vesting. Subject to the terms, conditions, and limitations set forth herein, the Restricted Shares shall vest [in equal installments on each of the first two anniversaries of the Date of Grant] (each of which shall constitute a Vesting Date) provided that the Grantee is serving on the Board of Directors of Atlanticus from the Date of Grant through the applicable date.  Provided that the Grantee is on the Board of Directors of Atlanticus at the time of a “Change in Control,” any Restricted Shares that theretofore have not vested shall immediately vest upon a “Change in Control.”

Notwithstanding the foregoing, any Restricted Shares that theretofore have not vested shall immediately vest upon death or Disability of Grantee while serving as a director of Atlanticus.

Upon vesting, the Grantee will be responsible for payment of all income and any other taxes in connection with the vesting of such shares of Common Stock.  The Grantee is permitted to make an election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under similar laws with respect to the Restricted Shares in accordance with Section 18.05 of the Plan.

4. Transfer Subject to Compliance with Securities Laws. Notwithstanding the vesting of any Restricted Shares, Grantee shall not be entitled to transfer any Restricted Shares except in compliance with applicable securities laws.

5. No Right to Continued Service. The grant evidenced hereby does not confer upon the Grantee the right to continued service on the Board of Directors of Atlanticus, nor shall it interfere with the right of Atlanticus or any other authority to terminate his or her service on the Board of Directors of Atlanticus at any time.

6. Miscellaneous.

(a) The terms of this Agreement shall be binding upon and shall inure to the benefit of any successors or assigns of Atlanticus and of the Grantee.

(b) The Grantee shall be entitled to vote and to receive dividends with respect to any Restricted Shares unless and until such time as such Restricted Shares are forfeited.

(c) This grant has been made pursuant to the Plan and shall be subject to, and governed by, the terms and provisions thereof. The Grantee hereby agrees to be bound by all the terms and provisions of the Plan. In the event of any conflict between the terms of the Plan and this Agreement, the provisions of the Plan shall govern.

(d) This grant is intended to be a Non-409A Award under the Plan.

(e) This Agreement shall be governed by the laws of the State of Georgia.

IN WITNESS WHEREOF, Atlanticus and the Grantee have executed this Agreement as of the day and year first above written.

ATLANTICUS HOLDINGS CORPORATION

By:

Its:	Chief Executive Officer

GRANTEE: